Exhibit 99.1

Contacts:	Fred Adams, Jr., Chairman and CEO Timothy A. Dawson, Vice President and CFO (601) 948-6813

CAL-MAINE FOODS, INC. CLOSES
TAMPA FARM SERVICE, INC. ACQUISITION

JACKSON, Miss. (December 12, 2008) ― Cal-Maine Foods, Inc. (NASDAQ: CALM) today announced that it has closed the previously announced acquisition of the egg production and marketing assets of Tampa Farm Service, Inc., located in Dover, Florida.

The assets purchased by Cal-Maine include approximately four million laying hens in modern, in-line facilities, pullet growing facilities, two feed mills and a fleet of delivery trucks for both eggs and feed.  In addition, the Company acquired the 4-Grain™ brand of specialty eggs, certain flocks of contract laying hens, and Tampa Farm Service’s interest in American Egg Products, Inc.

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs.  The Company, which is headquartered in Jackson, Mississippi, currently is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 29 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties (contained in the Company’s SEC filings) that could cause actual results to differ materially from those projected.  SEC filings may be obtained from the SEC or by contacting the Company.

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CAL-MAINE FOODS, INC.	POST OFFICE BOX 2960 • JACKSON, MISSISSIPPI 39207 PHONE 601-948-6813 FAX 601-969-0905